Exhibit (p)(3)

RBC Global Asset Management (U.S.) Inc.

Code of Ethics

Explanatory Notes:

•

You will find definitions used in the Code of Ethics (“the Code”) in Exhibit A.

•

The provisions of this Code apply to all current Access Persons, which for purposes of this Code includes all directors, officers and employees, and others as defined in Exhibit A.

•

The provisions of this Code relating to personal securities transaction (including prohibitions, approvals and reporting requirements) apply to Access Persons and their spouse, children and immediate family members sharing the same household, and any partnerships, trusts, estates, etc. in which any of them has an interest in a Covered Account, as outlined in Exhibits B and C.

INTRODUCTION

High ethical standards are essential for the success of RBC Global Asset Management (U.S.) Inc. (“RBC GAM-US” or “Firm”) to maintain the confidence of our Clients. RBC GAM-US’s business interests are best served by adherence to the principle that the interests of our Clients (“Clients”) come first.

In recognition of RBC GAM-US’s fiduciary duty to our Clients and our desire to maintain high ethical standards, the Firm has adopted this Code of Ethics (“the Code”) that applies to all Access Persons. The Code sets forth standards of business conduct in accordance with our fiduciary duty to Clients; fosters compliance with applicable federal securities laws; and eliminates transactions that could be suspected of being in conflict with the best interests of our Clients. The Code also provides a means to resolve any actual or potential conflicts in favor of our Clients.

Adherence to the Code, as well as other RBC GAM-US and RBC enterprise policies, is a condition of employment with RBC GAM-US. Violations of the Code may result in written warnings, written reprimands, fines, and the cancellation of transactions, disgorgement of profits, the suspension or cancellation of personal trading privileges, up to and including the suspension or termination of employment. If you are uncertain about how any provision of the Code applies to you, you should contact your manager or the Firm’s Compliance Department.

RBC Enterprise Personal Trading Policy (COMP 1)

Certain RBC GAM-US employees may be identified as “Monitored Employees” as defined by COMP 1, the global compliance personal trading policy. These individuals are not only subject to the RBC GAM-US Code, they are also subject to RBC enterprise requirements. Monitored Employees will be notified of this classification, as well as any additional obligations that are required. Monitored Employees who retire or leave RBC must continue to adhere to the personal trading restrictions for 90 days following their departure, including trading window restrictions where appropriate. Please refer to the RBC Enterprise COMP1 Personal Trading Policy for additional obligations (http://ppl3-reader.fg.rbc.com/GetDocument.aspx?Type=Folio&id=2&ds=381&File=http%3a%2f%2fppl3-reader.fg.rbc.com%2fcs000%2fRBCEnterpriseWidePersonalTradingPolicy%2fFolio%2fGS14_PF381_Folio_English.doc).

APPLICABLE REGULATIONS

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Section 204A, Rule 204A-1, and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended

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Section 17(j), Rule 17j-1, and Rule 38a-1 under the Investment Company Act of 1940, as amended

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Volcker Rule Proposed Rule: 77 FR 8332 Prohibitions and Restrictions on Proprietary Trading and Certain Interests in, and Relationships With, Hedge Funds and Covered Funds

Exhibit (p)(3)

RBC GAM-US RELATED POLICIES AND PROCEDURES

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Enterprise Privacy & Information Risk Management Policy

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Gifts and Business Entertainment Policy

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MNPI, Insider Trading and Expert Network Policy

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Outside Business Activities Policy

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Political Contributions (Pay-to-Play) Policy

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RBC Enterprise-Wide Personal Trading Policy (COMP1) for Monitored Employees

Exhibit (p)(3)

POLICY & PROCEDURE

1.	Standards of Business Conduct

RBC GAM-US shall conduct its business at all times consistent with its status as a fiduciary to our Clients. This means RBC GAM-US has affirmative duties of care, loyalty, honesty, and good faith in connection with all of its activities for our Clients including putting Client interests first at all times.

This Code and other RBC GAM-US policies and procedures address certain specific elements of the Firm’s fiduciary obligations. However, they cannot, and are not intended to, address all circumstances in which a consideration of RBC GAM-US’s fiduciary obligations will arise.

Accordingly, RBC GAM-US expects all Access Persons to adhere strictly to the specific requirements of this Code and other Firm policies and procedures, but to also think beyond them and to conduct themselves with honesty and integrity in accordance with RBC GAM-US’s fiduciary obligations. Any activity that compromises or that could be perceived as improper jeopardizes RBC GAM-US’s integrity, even if it does not expressly violate a rule or a specific provision of this Code, and has the potential to harm the Firm’s reputation.

(a)

Compliance with Laws and Regulations - In addition to adhering strictly to the specific requirements of this Code and all other Firm policies and procedures, RBC GAM-US expects all Access Persons to respect and comply with all applicable federal and state securities laws and regulations. This includes prohibiting any activity which directly or indirectly:

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Defrauds a Client in any manner;

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Misleads a Client, including any statement that omits material facts;

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Operates or would operate as a fraud or deceit on a Client;

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Functions as a manipulative practice with respect to a Client; or

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Functions as a manipulative practice with respect to securities.

(b)

Confidentiality of Information - RBC GAM-US and its Access Persons share a duty to ensure the confidentiality of Client information, including account numbers, Client holdings, transactions and securities recommendations. This includes the holdings and other non-public information related to accounts for which RBC GAM-US provides investment advisory services. To ensure this duty is fulfilled, the Firm has adopted this Code, RBC’s Our Code of Conduct, which includes Client Privacy and Enterprise Privacy & Information Risk Management Policy and the RBC Client Privacy Policy. All Access Persons are required to adhere to each of these policies. All Access Persons are also prohibited from disclosing confidential information concerning RBC GAM-US, including any trade secrets or other proprietary information, including materials marked for internal use only.

(c)

Conflicts of Interest - Access Persons should be aware of activities that may involve conflicts of interest. Given the nature of RBC GAM-US’s business and business relationships it may have with its affiliates, conflicts can arise in various contexts. Where possible, our objective is to avoid any conflict between the Firm, Access Persons, affiliates, and the Client. As a fiduciary, our objective is to serve in the best interest of the client, which means the interests of the Firm’s Client must always come first. If you are concerned that a situation you encounter or an activity that you are involved in may present a conflict between your personal interests and a Client’s interests or between the Firm’s business interests and a Client’s interests, contact your manager or the Chief Compliance Officer (“CCO”) for guidance.

Exhibit (p)(3)

(d)

Trading on Material, Non-Public Information - It is a violation of the fiduciary obligation owed to Clients and securities laws to use knowledge about trading activity or proposed trading activity in Clients’ accounts to engage in trades for your own benefit. The terms “trading ahead” or “front running” are used to describe the improper practice where an Access Person trades for his or her own account before a trade in the same security occurs on behalf of a Client’s account, knowing that the effect of the trading in the Client’s account will be to his or her personal benefit. The pre-clearance requirement and rules explained below are designed to help prevent, detect and correct these improper practices.

The personal trading rules and reporting requirements are also reasonably designed to allow RBC GAM- US to address potential or actual issues related to trading on the basis of material, non-public information, commonly referred to as “insider trading”. If you believe you have come into possession of material, non- public information, you must immediately notify the Compliance or Legal Department, refrain from engaging in transactions in that security and maintain the confidentiality of the information. It is a violation of federal securities law to trade on material, non-public information. For more information, please refer to the RBC GAM-US MNPI, Insider Trading and Expert Networks Policy.

2.	Maintaining Accounts

The specific procedures related to maintaining Covered Accounts that can transact business in Covered Investments are set forth below and apply not only to Access Persons themselves, but also to their spouses, children and immediate family members sharing the same household or who are materially dependent on the RBC GAM-US employee, and any partnerships, trusts, estates, etc. in which any of them has a direct or indirect beneficial interest. Exhibit B provides examples of Covered Accounts.

It is the responsibility of the Access Person to promptly identify new accounts on Protegent PTA (“PTA”) at the time accounts are established, but no later than engaging in a securities transaction of a Covered Investment.

Upon the cessation of employment, all employees who retire or leave RBC remain subject to the restrictions in law regarding insider trading and tipping as well as those regarding the confidentiality of both client and proprietary RBC information.

(a)

Designated Brokers – Access Persons must maintain personal brokerage and trading accounts with a “Designated Broker” (currently RBC Wealth Management, a division of RBC Capital Markets, LCC, Charles Schwab & Co., and Fidelity Investments). If you are a new employee, you must transfer your covered account(s) to a Designated Broker within a Reasonable Period from your initial commencement of employment. You are responsible for costs associated with transferring personal brokerage account(s).

All new brokerage and trading accounts for Access Persons must be established with a Designated Broker. It is the responsibility of the Access Person to identify new accounts on Protegent PTA (“PTA”) at the time accounts are established with a Designated Broker.

(b)

Other Brokers - Brokerage account, other than with a Designated Broker, are required to be disclosed and pre-approved by the Compliance Department. The Compliance Department will assess each request and in certain limited situations an exemption may be granted that would allow the Access Person to maintain his or her personal brokerage account(s) (including futures or commodities account) with a non-designated broker.

All Access Persons who maintain a brokerage or trading account with a non-designated broker (including third-party managed accounts) must ensure that duplicate copies of account statements and confirmations are sent directly to the attention of the Compliance Department.

Exhibit (p)(3)

(c)

Third Party Managed Accounts - Third Party Managed Accounts requires pre-approval by the Compliance Department. To request approval, an Access Person must request for approval by providing a copy of the executed investment management or advisory agreement AND represent in writing to the following:

i.

Access Person shall not use the Third Party Managed Account to circumvent the letter or spirit of the Code of Ethics;

ii.

The Third Party Managed Account will not engage in purchasing initial public offerings or private placements without abiding by the procedures established under this Code to restrict investments by Access Persons in these types of investments;

iii.

Access Person shall not discuss with the investment manager or adviser any non-public information regarding any RBC actual or contemplated transaction in securities or any of the Firm’s nonpublic securities recommendations;

iv.

Duplicate account statements will be provided by the investment manager or adviser to the Compliance Department; and

v.

Access Person shall provide whatever cooperation the Compliance Department requests in connection with its monitoring and oversight activities related to the account.

(d)

Futures and Commodities Accounts - Futures and Commodities trading accounts require pre- approval by the Compliance Department. To request approval, an Access Person must request for approval by completing the Outside Securities Account Pre-Approval Form via PTA. Duplicate account statements will be provided by the Futures or Commodites firm to the Compliance Department and Access Person shall provide whatever cooperation the Compliance Department requests in connection with its monitoring and oversight activities related to the Futures and Commodities Account. Failure to obtain pre-approval of these accounts is a direct violation of CFTC rules.

3.	Trading Rules

The specific procedures related to trading in Covered Investments are set forth below and require, among other things, the reporting of securities transactions and holdings, as well as the pre-approval of certain types of transactions. These procedures apply to transactions for Access Persons themselves, as well as transactions for their spouses, children and immediate family members sharing the same household, and any partnership, trusts, estates, etc. in which any of them has a direct/indirect interest in a Covered Account.

(a)

Pre-Clearance Requirements - An Access Person may not engage in a personal securities transaction in a “Covered Investment” until the transaction has been pre-approved (“pre-cleared”) through PTA, or by email to a member of the Compliance Department in the event PTA is unavailable. Pre- clearance is effective until the close of trading the following business day after receipt of approval. Exhibit B identifies the various securities that are subject to pre-clearance. Any questions about pre- clearance requirements should be forwarded to the Compliance Department for resolution before conducting a securities transaction.

(b)

Exempt from Pre-Clearance - Certain types of Covered Investments do not present the sort of risks that require pre-clearance at this time; however, these Covered Investments are still subject to the “Code Reporting Requirements” section of this Code of Ethics. In connection with its review and evaluation of information reported for Covered Investments, not subject to the pre-clearance requirement, the Compliance Department reserves the right to change this policy generally or with respect to any individual Access Person at any time. The following securities do not require pre-clearance:

i.

Transactions in Covered Investments in pre-approved Third Party Managed Accounts.

Exhibit (p)(3)

ii.

Transactions in Covered Investments that result solely from automatic investment plans, including dividend reinvestment plans and direct stock purchase plans. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be pre-cleared.

iii.

Shares of open-ended registered investment companies (mutual funds), Unit Investment Trusts and Variable & Fixed Annuities.

(c)

Pre-Clearance Rules and Trade Activity Review – The following rules provide the basis for approval or denial decisions granted by the Compliance Department of personal securities transactions in Covered Investments in PTA. Pre-clearance approval is effective until the close of trading the following business day after approval. Pre-clearance is granted via PTA, or if PTA is unavailable, by e-mail from the Compliance Department.

i.

Black-out Period - Access Persons may not purchase or sell a security in their Covered Account if the same security has been purchased or sold in a portfolio managed by RBC GAM-US for 7-calendar days before through 7-calendar days after the portfolio trade date (“black-out period”). Access Person pre-approval requests in a security that has been purchased or sold in a Client account during the black-out period will be denied. After a request for pre-clearance is approved, PTA will cross-reference Access Person trading against Client portfolios for 7-calendar days following the trade date. If there is a trade in a portfolio managed by RBC GAM-US in the same security during that 7-day timeframe, the Compliance Department will investigate and may require the Access Person to submit a written explanation of the circumstances surrounding the transaction. If the Compliance Department is not satisfied that the Access Person effected his or her trade without knowledge of the impending managed portfolio transaction, the Access Person may be required to submit a trade to reverse the transaction, forfeit any resulting gains, and absorb any resulting financial and/or tax consequences based on the investigation and decision of the Compliance Department.

ii.

“De minimis” Exemption - The “de minimis” exemption may apply to limit the application of the blackout period discussed above. Trades covered by the “de minimis” exemption are still required to be pre-cleared, and are subject to all other requirements of the Code and may apply only if the following requirements are met:

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The transaction or aggregated transactions must be for the purchase or sale of 2,000 shares or less every 30 days. In the case of options, the transaction must be for < 20 contracts.

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The issuer of the securities must have a market capitalization of at least $1 billion. In the case of options, the underlying security must have a market capitalization of at least $1 billion.

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The transaction must be free from any actual and/or apparent conflicts of interest.

Note:  The “de minimis” exemption is generally not available to Access Persons who qualify as Investment Professionals.

iii.

Short-term Trading – Access Persons are prohibited from profiting from any “opposite transaction” in the same Covered Investment within 60-calendar days of a transaction. For purposes of this rule, a last-in, first-out (“LIFO”) rule will be applied, matching any transaction with any opposite transaction within 60 days. Certain ETFs may be excluded from short-term trading restrictions.

Exhibit (p)(3)

The Compliance Department may grant exceptions to the short-term trading restriction in extraordinary circumstances. Any requests for an exception to the short-term trading restriction must be pre-approved by the CCO (or designee). The purchase and/or sale of option contracts may not be used to circumvent this restriction.

iv.

Market Timing and Late Trading in Mutual Funds – Mutual funds are not intended to be used as short-term trading vehicles. Employees are prohibited from engaging in market timing in any RBC Managed Funds or 3rd party mutual funds in any manner that violates that mutual fund’s prospectus.

Late trading in mutual funds is explicitly prohibited by law. Late trading occurs when a mutual fund order is received from a client after the mutual fund’s trading deadline. Even though the Code does not require reporting purchases of mutual funds that are not managed by RBC GAM-US, employees are prohibited from engaging in or facilitating late trading in any mutual fund.

v.

Private Placements and Limited Partnerships– Access Persons may not purchase privately placed securities, unless advance review and approval by the Compliance Department is given.  Requests to participate in private placements (or limited offerings), as well as reporting on pre-existing positions at time of employment, must be submitted for pre- approval through PTA along with copies of the offering documents and subscription agreements. This rule applies to initial investments as well as subsequent investments. Approvals granted by the Compliance Department will be based in part on the Access Person’s ability to demonstrate that no current or potential conflict of interest will arise from engaging in the transaction. The “de minimis” exemption discussed above does not apply to purchases of privately placed securities. Access Persons who own privately placed securities, whether held at the start of employment or acquired during their employment, may at any time be required to halt any and all transactions involving those securities or even divest the securities if potential conflicts of interest should arise.

vi.

Covered Private Funds, such as private placements or limited partnerships managed by RBC, including any of its affiliates – Access persons may not make invest in Covered Private Funds UNLESS the Access Person is directly involved in providing investment management services to that fund.

vii.

Prohibited Transactions in Initial Public Offerings (“IPOs”) - Access Persons are prohibited from purchasing securities in initial public offerings. In the event that an Access Person holds securities in a company that has announced that it will engage in an IPO, the Access Person must bring the information about the impending IPO to the attention of the Compliance Department.

viii.

Watch List or Restricted Securities - RBC GAM-US may from time to time, for a variety of reasons, identify issuers whose securities Access Persons are restricted from trading. If an issuer is on the Restricted List, no trading will be permitted. If an issuer is on the Watch List, trading may be approved depending on the facts and circumstances of the request and the requestor.

ix.

Special Rules Applicable to Trading of Royal Bank of Canada Securities - Access Persons are prohibited from trading in securities of Royal Bank of Canada (“RBC”) if they are in receipt of material, non-public information about RBC or its direct or indirect subsidiaries. Access Persons are also prohibited from short-selling RBC securities, including engaging in naked

Exhibit (p)(3)

short selling of RBC option transactions. The only exception to this prohibition is for RBC affiliated company employees exercising options in conjunction with a sale of their shares under an employee compensation plan, provided that settlement of the options takes place within 10 days of the sale of the RBC shares. Certain RBC GAM-US directors or senior officers may also be subject to RBC trading windows.

As a reminder, Access persons may not invest in Covered Funds UNLESS the Access Person is directly involved in providing investment management services to that fund.

Please note: These special rules are not applicable to the Royal Bank Common Stock Fund, which is part of the RBC 401(k) plan.

Certain RBC GAM-US directors and senior officers may be deemed insiders of RBC for purposes of the Bank Act (Canada) and are prohibited from trading option contracts, such as puts or calls on RBC securities. Please refer to the RBC Enterprise-Wide Policy on Inside Information & Information Barriers and Personal (Employee) Trading for additional obligations.

4.	Limited Exemptions

(a)

RBC Exempt Individuals - Certain RBC GAM-US officers and/or directors (“RBC Executives”) may not be RBC GAM-US employees and serve in such roles solely at the request of Royal Bank or its affiliates. If ALL of the following conditions apply, such RBC Executives shall be exempt from this Code and will be asked to provide an annual certification of the facts giving rise to their exempt status:

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No day to day involvement with RBC GAM-US;

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Do not office on Firm premises;

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Do not make securities recommendations to RBC GAM-US Clients or have access to such recommendations that are non-public;

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Do  not  have  access  to  non-public  information  regarding  any  Clients’  purchase  or  sale  of securities;

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Do not have access to nonpublic information regarding the portfolio holdings of any Client account; and

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Are subject to other applicable similar Codes, including enterprise-wide policies related to trading RBC securities.

(b)

Extraordinary Exemptions - The Compliance Department may grant limited exemptions to certain requirements of the Code in its sole discretion, where extraordinary circumstances warrant and the Compliance Department is satisfied that granting the exemption would not represent a breach of federal or state securities laws, a breach of the Firm’s fiduciary obligations or undue risk to its Clients or RBC GAM-US. All requests for such exemptions shall be in writing and the Compliance Department will maintain a written record of its response.

5.	Code Reporting Requirements

(a)

Access Persons Reporting Requirements

Upon Hiring*: Within (10) calendar days of the start of employment, the Access Person will disclose all Covered Accounts and all Covered Investments and provide paper statements to the Compliance Department that are dated within 45 days of becoming an Access Person. It is the responsibility of each Access Person to enter initial holdings information and provide copies of account statements.

Exhibit (p)(3)

*

Upon Hiring or any other occurrence that results in an individual being deemed an “Access Person” (e.g., interns, independent contractors or consultants)

Annually: Access Persons will provide statements for each of their Covered Accounts, Covered Investments and Reportable Investments (and confirm the accuracy of their holdings) dated within 45 days after the end of the calendar quarter that triggers annual holdings reporting. The Compliance Department facilitates the annual certification process using PTA.

Quarterly: Access Persons are required provide statements that identify all transactions in Covered Investments and all new Covered Accounts within 30 days after the end of each calendar quarter. This requirement is satisfied through the receipt of duplicate confirmations and statements the Compliance Department receives. All Access Persons are required to establish accounts with Designated Brokers. In the event an employee has obtained pre-approval from the Compliance Department to maintain accounts with other broker-dealers, the Access Person must arrange to have duplicate transaction confirmations and quarterly account statements from their broker-dealer or other financial intermediaries with which they maintain or establish new Covered Accounts sent directly to the Compliance Department within the required time period.1 Quarterly transaction information related to any existing Covered Account or information concerning any new Covered Account for which the Compliance Department is not receiving statements or information directly from the broker-dealer or other intermediary must be reported to the Compliance Department via PTA.

Access Persons do not need to facilitate the request to forward quarterly transactional reports (e.g. statements) to the Compliance Department if the following conditions are met*:

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Access Persons maintain Covered Accounts with a Designated Broker (RBC Wealth Management, Charles Schwab & Co. or Fidelity Investments); or

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Access Person has obtained pre-approval from the Compliance Department and previously arranged to have their broker-dealer or other financial intermediary provide the required transaction and account information directly to the Compliance Department.

*This exemption does not apply to the Initial Holdings Reports.

(b)

Access Persons with Affiliate Entity Reporting Requirements and RBC Exempt Individual Reporting – The Compliance Department may utilize the reports an Access Person provides to an affiliated entity to satisfy certain reporting required under the Code in instances when the employee is:

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Deemed an Access Person but not an RBC Exempt Individual; or

•

Subject to a Code of Ethics and reporting requirements for the affiliated entity with similar or more stringent reporting requirements.

To the extent any of conditions set forth above cease to apply to an RBC Exempt Individual for whatever reason, the RBC Exempt Individual shall immediately contact the Compliance Department and provide whatever assistance is reasonably required to determine the continued applicability of such status. While this determination is pending, the RBC Exempt Individual shall not be permitted to engage in any personal securities transactions that would otherwise be subject to the pre-clearance requirements set forth above. The Compliance Department reserves the right to change a person’s status to at any time for any reason and will notify the affected person if it intends to do so.

__________

1 Upon a Covered Person’s request, the Compliance Department may assist in making these arrangements. It remains the Covered Person’s responsibility, however, to ensure that the duplicate statements and confirmations are provided. These materials should be sent to RBC Global Asset Management (U.S.) Inc., Attention: Compliance Department, 100 South 5th Street, Suite 2300, Minneapolis, MN 55402.

Exhibit (p)(3)

In connection with its oversight of RBC Exempt Individual status determinations, the Compliance Department, among other things, will require persons with such status to annually certify the continued accuracy of the facts giving rise to such status.

(c)

Reviews of Compliance Department Personnel Trades - In order to prevent any potential conflicts of interest in the personal trading activities of Compliance Department personnel, such personnel are not permitted to pre-clear, review, or assess compliance with the Code of Ethics as it relates to their own personal trading activities.

Currently, the Compliance Department has a designated compliance employee who is primarily responsible for administering the provisions of the Code. The CCO is responsible for administering the Code with respect to the personal trading activities of the compliance employee who has been delegated with the responsibility of administering the Code. Compliance department staff reports personal trading activity in Covered Securities to the Compliance Committee quarterly.

CERTIFICATIONS

All new Access Persons are required to review and acknowledge their understanding of the Firm’s Code of Ethics via PTA within 10 calendar days of hire.  Access Persons, with the exception of RBC Exempt Individuals, will provide quarterly certification of their understanding of and compliance with the Code via PTA.  Annually, Access Persons will certify that the accounts and holdings disclosed are current, accurate, and complete.

Access Persons will be provided with copies of any revisions or amendments to this Code, and will be asked to acknowledge receipt either electronically or in writing, which will also be kept on file.

ESCALATION

1.	Process and Responsibility

(a)

Penalties for Violations - The Compliance Department has the primary responsibility for determining whether violations of the Code have occurred and if so, for recommending any disciplinary action with respect to the identified violations. Upon becoming aware of a violation of the Code of Ethics, the Compliance Department will conduct a thorough review of the facts and circumstances of the situation to determine the materiality of the violation. If appropriate, Compliance will also contact the Access Person for additional information. Violations may be deemed material or non-material (administrative) depending on the circumstances.

In general, where a violation has been deemed to be non-material in nature, the first violation will result in a disciplinary memo issued to the Access Person, who must acknowledge in writing that the Access Person has reviewed the requirements of the Code of Ethics and will comply with its requirements going forward.

A second or subsequent violation within the calendar quarter, or an initial violation deemed to be material in nature, may result in more severe repercussions including but not limited to: termination, suspension, a salary reduction or monetary fine, disgorgement of profits, role repositioning, additional training and/or suspension of personal trading privileges or sanctioning in any other manner. In determining appropriate sanctions, the Compliance Department may consider factors they deem relevant, including, without limitation: (i) the degree of willfulness of the violation; (ii) the severity of the violation; (iii) the extent, if any, to which the violator profited or benefited from the violation; (iv) the adverse effect, if any, of the violation on any Clients; (v) the market value and liquidity of the class of securities involved in the

Exhibit (p)(3)

violation; (vi) the prior violations, if any, of this Code by the violator; and (vii) the circumstances of discovery of the violation. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate. All repercussions beyond a disciplinary memo will be determined by the CCO in conjunction with the Manager of the Access Person, the President or both.

A person deemed in violation of the Code shall have the opportunity to respond to all charges, orally or in writing and a written record of such violations will be maintained, along with any remedial action taken as a result of the identified violation.

(b)

No Liability for Losses - RBC GAM-US and its affiliates will not be liable for any losses incurred or profits avoided by any Access Person resulting from the implementation or enforcement of the Code. Access Persons must understand that their ability to buy and sell investments may be limited by the Code and that trading activity of RBC GAM-US may affect the timing of when an Access Person can buy or sell a particular security.

2.	Reporting Violations

RBC GAM-US maintains informational barriers and other reasonably designed controls to ensure that it conducts its business in accordance with its fiduciary obligations to Clients and in compliance with all federal and state securities laws. This responsibility is shared by all Access Persons. Any Access Person who believes that there has been a violation of this Code, any other Firm policy or procedure, or any applicable aspect of the federal or state securities laws or their related rules, must report the violation promptly to the CCO.

RBC GAM-US strives to create an atmosphere that encourages the “good faith” reporting of suspected violations. Accordingly, senior management will take great care to protect the identity of Access Persons who report suspected violations. In order to do so, Access Persons are free to ask the CCO to meet outside of RBC GAM-US offices or to discuss a suspected violation via phone away from the office and outside of regular business hours.

All reports will be treated with confidentiality. Any form of retaliation against an Access Person who has reported, or who may have reported a violation or suspected violation in “good faith” is prohibited and will be considered a violation of the Code.

In addition to the CCO, Access Persons may also use an internal hotline number – the Dodd-Frank Hotline – to report any dishonest or illegal activity observed in the Firm. Access Persons may leave their name when reporting information or may choose to stay anonymous. The Dodd-Frank Hotline number is (866) 284-2693. This is a voicemail line that will record messages from Access Persons 24/7 and will be checked regularly by members of the Compliance Department. When leaving messages, you will be prompted to share your name, a description of the dishonest act or violation, and any other relevant information. Reported matters are investigated and resolutions are documented.

REPORTING

The CCO shall report on its monitoring and other related activities and as requested by the RBC Funds CCO or clients:

Quarterly: Provide a written summary that describes any material violation requiring  significant remedial action during the past quarter and any other significant information concerning application of the Code. This summary will be provided to the RBC GAM-US Compliance Committee, and upon request to the RBC Funds CCO and clients.

Exhibit (p)(3)

Annually:   Prepare and submit a written report at least annually to the RBC GAM-US Compliance Committee and to the RBC Funds CCO:

•

Describes any issues arising under the Code since the last report, including but not limited to, information about material violation of the Code or procedures and sanction imposed in response to the material violation;

•

Summarizes existing procedures concerning personal investment activities and any changes in the procedures made during the previous year; and

•

Identifies any recommended changes to the Code or procedures related to its administration.

Annually:  Upon request, certify to the RBC Fund Board, or to clients upon request, that RBC GAM-US has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

TRAINING

The Compliance Team provides initial training to all identified Access Persons and periodic training throughout the calendar year. Compliance will retain evidence of any communication and training conducted, including specified dates and attendees.

Further, Monitored Employees are also required to complete RBC required training every two years, as defined in COMP 1.

RECORDKEEPING

Records Required To Be Kept for Seven Years (minimum two years on-site)

•

All initial and annual holdings reports

•

All transaction confirmations and quarterly account statements

•

A copy of the Code of Ethics currently in effect and any previous versions of the Code of Ethics

•

A record of any violation of the Code of Ethics and of any action taken as a result of the violation

•

All acknowledgements of the Code of Ethics for each person who is currently, or within the past seven years was, an employee of RBC GAM-US or otherwise is or was considered an “Access Person”

•

A list of persons who are currently, or within the past seven years were considered Access Persons

•

All records pertaining to training of the Code, including new employee training and training related to Code amendments, including who attended, when it was provided and what was covered

•

All records relating to the approval of Third Party Managed Accounts

•

A list of persons who are currently, or within the past seven years were, considered an RBC Executive

•

All records related to the granting of exemptions to the Code of Ethics

•

All records documenting the annual review of the Code of Ethics

•

All records of pre-clearance requests and the responses thereto

•

All records of any approval of investments in private placements

DISCLOSURE

Form ADV Part 2A requires RBC GAM-US to describe its Code of Ethics and make it available upon request to Clients and potential Clients.

Exhibit (p)(3)

BUSINESS OWNER

RBC GAM-US Chief Compliance Officer

EXHIBITS

•

Exhibit A: Definitions

•

Exhibit B: Reference Charts for Covered Accounts

•

Exhibit C: Covered Investments

•

Exhibit D: Frequently Asked Questions Related to the Code of Ethics

PERIODIC REVIEW

At least annually, the Code and relevant policies and procedures will be reviewed for accuracy and its effectiveness and will be updated as needed.

APPROVAL DATE AND REVISIONS

December 13, 2007

Revised October 6, 2008

For Appendix B. Guidelines Regarding Insider Trading and Insider Trading, this was originally approved on October 3, 2004. It was amended on December 12, 2005, and was incorporated into the Code of Ethics policy as Appendix A on December 18, 2009.

Amended version approved by Operations Committee on December 22, 2009 and effective 1/1/2010 Revisions by Compliance, September 6, 2011

Revisions by Compliance, February 14, 2012

Revised June 12, 2012, to be effective August 1, 2012

Revisions by Compliance, August 8, 2013,

Amended version approved by Operations Committee on August 22, 2013

GLOBAL COMPLIANCE APPROVAL DATE
May 8, 2013

Exhibit (p)(3)

EXHIBIT A

DEFINITIONS

“Access Person” – RBC GAM-US considers all of its employees, directors and officers to be Access Persons. In addition, certain employees of affiliates (RBC business partners) or otherwise related persons may be considered Access Persons when they are in receipt of nonpublic information regarding securities transactions in any Client’s account. Certain Access Persons are exempt from specific provisions related to personal securities trading as set forth in the Code.

“Client” – any fund or account where RBC GAM-US serves as general partner, investment adviser, or sub-adviser; where RBC GAM-US is the investment adviser to a Fund, the Fund – not any fund investor – is our client.

“CCO” – refers to the Chief Compliance Officer for RBC GAM-US.

“Covered Accounts” – All accounts that can transact in Covered Investments (as defined below) in which any Access Person, their spouses or members of their immediate family who share the same household, has an interest or beneficial ownership. Beneficial ownership includes having any direct or indirect financial interest in an account – including an account with a financial institution or a 401(k) plan (that includes Direct Brokerage or the ability to invest in RBC advised mutual funds) or other employee benefit account – regardless of the name in which the account is held. Beneficial ownership also includes having any discretionary control over the purchase or sale of Covered Investments in any such account.

“Covered Private Funds” – Funds that (i) currently have U.S. investors, and (ii) are not registered under the Investment Company Act of 1940, as amended, in reliance on Sections 3(c)(1) or 3(c)(7) (private funds) thereof.

“Covered Investments” –Investments in securities, broadly defined to include all types of equity and debt investments (including investments in a related security, such as an option, ETF and closed-end mutual funds), with the exception of the following securities:

•

U.S. government bonds;

•

Bankers’ acceptances;

•

Bank certificates of deposit;

•

Commercial paper;

•

High-quality short-term debt instruments (such as money market mutual funds);

•

Royal Bank Common Stock Fund; and

•

Registered investment companies (mutual funds) that are open-ended AND NOT managed by RBC GAM-US.

If changes to these lists occur between updates to the Code, the Compliance Department will communicate such changes in writing to all Access Persons.

Note Related to Futures. Although futures are not “securities”, certain futures instruments could be used in certain investment strategies for Client accounts. Accordingly, they are subject to the reporting requirements of the Code. The Compliance Department will periodically review any futures trading for abuses and conflicts and reserves the right to subject such trades to pre-clearance and other requirements.

“Designated Brokers” – refers to the broker-dealers RBC GAM-US employees must maintain their Covered Accounts. The three designated brokers are RBC Wealth Management, a division of RBC Capital Markets, LLC, Charles Schwab & Company, and Fidelity Investments.

Exhibit (p)(3)

“Direct Brokerage” – refers to the opportunity within a 401(k) plan in which plan participants are given access to a broader range of mutual funds to invest in.

“Executive Officer ” – refers to any personnel listed within Part 1 of RBC GAM-US’s most current Form ADV, Schedule A, Direct Owners and Executive Officers.

“Investment Professional” – in addition to qualifying as an Access Person, these employees are involved in security selection, research or operate in a trading capacity, or function as a Portfolio Manager (investment decision-making role). Based on their roles, these individuals may have information about investment recommendations whose affect may not yet be felt in the marketplace; and as such, may be in a position to take advantage of their inside knowledge.

“Monitored Employees” – Are (1) reporting insiders (2) pre-clearing officers (3) executive officers of RBC, and (4) other employees who are selected by RBC to be monitored because they may acquire inside information about RBC (RBC access employees) or any other reporting issuer (other access employees) in the ordinary course of business. Using a risk based analysis; some employees with no ordinary course access are classified as monitored employees due to their position and level of responsibilities.

Protegent PTA (“PTA”): The system RBC GAM-US employs to administer the Code of Ethics, including trade pre-clearance, personal trade reporting, disclosure and approval of private securities transactions, outside business activities, and periodic Code certifications. Available at: https://rbcgamus.ptaconnect.com

“Reasonable Period”: - The time-frame a new RBC GAM-US employee is granted in order to move any Covered Accounts within their household to a Designated Broker. Reasonable Period is defined as 90-days from initial commencement of employment.

“Reportable Investments” – Refers to securities that do not require pre-clearance, however, they must be reported to PTA. This includes “RBC Managed Funds” and futures contracts.

“RBC” – refers to Royal Bank of Canada.

“RBC GAM-US” and “Firm” – refers to RBC Global Asset Management (U.S) Inc.

“RBC Managed Funds” – Refers to mutual funds that RBC is either the adviser or sub-adviser, including the following:

▪

Hennessey Select Value Fund (HSVFX)

▪

Managers Microcap Fund (MMCFX)

▪

ING (IMCVX)

▪

Russell Aggressive Equity Fund (RIFBX)

▪

GuideStone Funds Small Cap Equity Fund GS2 (GSCYX)

▪

GuideStone Funds Small Cap Equity Fund GS4 (GSCZX)

▪

All U.S. RBC Funds Trust Mutual Funds, including BlueBay Funds

▪

All Canadian RBC prospectus mutual funds that RBC GAM-US is sub-adviser

Please refer to Exhibit C for a complete list.

“Third-Party Manager Account” – A Covered Account where a third party has investment management discretion regarding securities transactions pursuant to a written, executed investment management or advisory agreement addressing the Covered Account. Whether a Covered Account is considered a Third Party Manager Account rests in the discretion of the Compliance Department, in consultation with Legal, based on its assessment of the risks presented by such arrangement. No Access Person shall consider a

Exhibit (p)(3)

Covered Account to be a Third Party Manager Account until written approval from the Compliance Department has been granted. The Compliance Department reserves the right to revoke its approval of a Third Party Manager Account at any time, for any reason.

“Trading Window” – Refers to periods of time set by calendar dates when trading in RBC Securities by Monitored Employees is either permitted (“open trading window”) or prohibited (“closed trading window”). Such dates are set in advance by senior management based on the planned public release of RBC financial information.

Exhibit (p)(3)

EXHIBIT B

REFERENCE CHARTS FOR COVERED ACCOUNTS

The following chart contains many of the common investment account types, though it is not all – inclusive.

Remember that the Code provisions apply not only to Access Persons themselves, but also to:

•

Spouses, children and immediate family members sharing the same household,

•

Investment Clubs, Partnerships, Trusts and Estates, and

•

Other types of accounts in which any of them has a direct/indirect interest or beneficial ownership.

Beneficial ownership includes having any direct or indirect financial interest in an account – including an account with a financial institution or 401(k) plan or other employee benefit account – regardless of the name in which the account is held. Beneficial ownership also includes having any discretionary control over the purchase or sale of Covered Investments in any such account.

All Covered Accounts are reportable in PTA and require duplicate statements and confirms.

INVESTMENT ACCOUNT TYPE	COVERED ACCOUNT?
Brokerage Accounts at a Designated Broker (RBC Wealth Management, Charles Schwab or Fidelity Investments)	Yes
Brokerage Accounts at Non-Designate Broker* (requires Compliance pre-approval i.e. Futures Account)	Yes
Direct Mutual Fund Account Not managed by RBC GAM-US	No
Direct Investment Plans / Direct Stock Purchase Plan* Stock held at Transfer Agent	Yes

Direct Mutual Fund Accounts*

Managed by RBC GAM-US

Hennessey Select Value Fund (HSVFX)

Russell Aggressive Equity Fund (RIFBX)

Managers Microcap Fund (MMCFX)

GuideStone Small Cap Equity Fund (GSCYX)

ING (IMCVX)

GuideStone Small Cap Equity Fund (GSCZX)

All U.S. RBC Funds Trust Mutual Funds, including BlueBay Funds or RBC Funds that are sub-advised by RBC GAM-US

Yes
401(k) Accounts without Direct Brokerage and without the opportunity to invest in RBC managed funds (includes RBC Fidelity 401(k) and 401(k) with previous employer)	No
401(k) Accounts with Direct Brokerage or with the opportunity to invest in RBC managed funds*	Yes
529 Plans **	No
Bank Savings Accounts	No
Bank Certificates of Deposit	No
Life Insurance Policies	No
Health Savings Accounts	No
Employee Stock Purchase Plan Accounts	No
Employer Directed Pension Accounts	No
Third-Party Manager Accounts* (requires Compliance pre-approval)	Yes
Automatic Investment Plans	No
401(k) account from previous employer that holds company stock	Yes
403(b) accounts	No

* -  Access Persons must ensure that duplicate copies of account statements and confirmations are sent directly to the attention of Compliance Department.

** - Currently the Firm does not sub-advise any 529 Plans, but this provision would be subject to change in the event that the Firm started to sub-advise a 529 Plan.

EXHIBIT C

REFERENCE CHARTS FOR COVERED INVESTMENTS

The following chart contains many of the common investment instruments, though it is not all-inclusive.

TRANSACTION PRE-CLEARANCE REQUIRED? CONFIRMATION REQUIRED?
Mutual Fund
Mutual Funds (open-ended & NOT managed by RBC GAM-US)	No	No

Mutual Funds (open-end, RBC Managed Funds & BlueBay Funds) Managers Microcap Fund (MMCFX)

Hennessey Select Value Fund (HSVFX)

ING (IMCVX)

Russell Aggressive Equity Fund (RIFBX)

GuideStone Small Cap Equity Fund (GSCYX and GSCZX)

	No	Yes
Mutual Funds (RBC Canadian Prospectus Funds), where RBC GAM-US is the sub-adviser	No	Yes
Royal Bank Common Stock Fund (only available via RBC Fidelity 401(k))	No	No
Mutual Funds (closed-end)	Yes	Yes
529 Plans	No	No
Unit Investment Trusts	No	Yes
Variable & Fixed Annuities	No	No
Exchange Traded Funds (ETFs)	Yes	Yes
Equities
Royal Bank of Canada (RY)	Yes	Yes
Common Stocks	Yes	Yes
ADRs	Yes	Yes
DRIPS	No	Yes
Stock Splits	No	Yes
Rights and Warrants (exercised)	Yes	Yes
Preferred Stock	Yes	Yes
Watch List Securities	Yes	Yes
Restricted List Securities	Prohibited	Prohibited
IPOs	Prohibited	Prohibited
Options
Options (Stock)	Yes	Yes
Futures / Commodities
Currency	No	Yes
Commodity	No	Yes
Futures	No	Yes
Swaps	No	Yes
S&P	No	Yes
Fixed Income
US Treasury	No	No
CDs	No	No
Money Market	No	No
Bonds
US Government	No	No
Corporate	Yes	Yes
Convertibles (converted)	Yes	Yes
Municipal	Yes	Yes
Private Placements, Limited Partnerships, Hedge Funds & REITS
Initial and Subsequent Investments	Yes	Yes

EXHIBIT D

FREQUENTLY ASKED QUESTIONS RELATED TO THE CODE OF ETHICS

**Denotes new FAQ
Updated 08.1.2013

BACKGROUND

1.

What is the Code of Ethics?

The Code of Ethics sets forth standards of conduct expected of advisory personnel to address conflicts that may arise from personal trading, and to protect material nonpublic information about client transactions. The rule, originally adopted in July 2004, intends to promote compliance with fiduciary standards by advisory firms and their personnel. It was the result of events affecting the investment management industry that seemed to illuminate that some advisers had lost sight of their fiduciary obligations. For example, at that time, the SEC brought actions against advisers who divulged portfolio information about their mutual funds, advisers that permitted favored clients to exploit the funds’ other investors, and advisers who failed to take adequate steps to detect and deter its portfolio managers’ short- term trading in affiliated funds.

2.

How does the Code of Ethics affect us as a Firm?

In some respects, the Code of Ethics combines various regulatory requirements an advisory firm is already subject to follow. However, the Code of Ethics specifically establishes clear procedures for employees to follow so that the adviser may determine whether an employee is complying with the firm’s principles, and offers guidance and certainty as to whether certain actions are, or are not, permissible. Codes of Ethics ultimately protect the interests of both clients and advisers by demanding that advisory personnel perform their duties with complete propriety without taking advantage of their position.

** 3. Who is a Monitored Employee?

A Monitored Employee would be considered a reporting insiders, pre-clearing officers, executive officers of RBC, and other employees who are selected by RBC to be monitored because they may acquire inside information about RBC (RBC access employees) or any other reporting issuer (other access employees) in the ordinary course of business. Global Compliance identifies such employees due to their position and level of responsibilities.

STANDARDS OF BUSINESS CONDUCT

4.

Why am I subject to this policy?

An advisory firm’s Code of Ethics must apply to “any partner, officer, director (or other person occupying a similar status or performing similar functions), or employees of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.” Sometimes even non-employees, such as consultants, may be subject to our Firm’s Code of Ethics depending on the nature of their work.

5.

Does this policy invade my personal rights of privacy?

As an employee of an SEC-registered investment adviser, it is important to understand and accept the importance that the Firm places on ethical conduct. As an employee of an advisory firm, you also must accept the fiduciary standards that place client interests ahead of our own interests. We believe that our Code of Ethics encourages all employees to act in a manner that befits the ethical ideals of the Firm.

Our policy has been established to consider our business activities and the requirements that need to be stipulated so that we can effectively administer our Code of Ethics. Information reporting provided by employees under the Code of Ethics is handled confidentially and professionally.

6.

While in the elevator, I overheard information regarding a new change at RBC that will have a great impact on the Firm and its future. What should I do?

Information of this nature should be treated like material, non-public information even though it may be based on rumor and speculation. The content and nature of the conversation must be reported immediately to the Compliance or Legal Department. You also cannot trade in, or otherwise communicate matters concerning the nature or content of the conversation, the securities of the issuer, or any related securities or instruments about which you believe you have obtained material, nonpublic information.

MAINTAINING ACCOUNTS

7.

Why do my personal brokerage and trading accounts have to be held at a Designated Broker?

By using a Designated Broker, the Firm is able to obtain daily feeds of trade activities in Covered Accounts. This assists us in administering the Code of Ethics effectively and efficiently.

8.

What accounts do I need to disclose in PTA? What if I am a beneficiary on an account?

The accounts of employees, their spouses, children and immediate family members sharing the same household, and any partnership, trusts, estates, etc. in which any of them has a direct or indirect interest need to be disclosed on PTA. For example, if you have an adult child residing in your household that is materially dependent (i.e. on your health insurance, car insurance, etc.) on you, the adult child’s accounts will need to be disclosed. These situations will be reviewed on a case-by-case basis.

If you are named as a beneficiary on an account, the account does not need to be disclosed at this time. For example, if you are currently named as a beneficiary for your parent’s investment account or 401(k), the account does not need to be disclosed until you become in control of the assets.

9.

What should I do if I hold proprietary securities in an account at a former employer?
Proprietary securities are typically maintained in an Employee Stock Purchase Plan Account. This type of account cannot facilitate trading in other securities, and after leaving the firm, would only be used to facilitate liquidations or transfers. This type of account is reportable on PTA and will need to be maintained with a Designated Broker and reported on PTA.

10.

Does my spouse have to move our accounts from our current brokerage firm that is not one of the Designated Brokers?

You should share the Code of Ethics requirements with your spouse and explain that adherence to the Code of Ethics is a condition of your employment. If there are extenuating circumstances, immediately provide these details to the Compliance Department for consideration.

11.

What if I have been asked to be a trustee or a co-trustee? Or if I am a beneficiary to a trust?
Being a trustee, co-trustee or beneficiary to a trust creates an account interest and triggers the requirements of a Covered Account. In the role of trustee or co-trustee, you have beneficial ownership due to your discretionary control over the purchase or sale of investments in the account. As a beneficiary to a trust, you have a direct or indirect financial interest. The same would apply if you become an executer to an estate, granted power-of attorney, or where you are in a position to have or exercise control over investment making decisions.

Being a trustee, co-trustee or beneficiary to a trust is typically a result of being a related person to the trust. If any of these roles is not a result of a family relationship, it must be pre-approved by the Compliance Department. All such accounts must be reported on PTA and investment transactions are subject to pre-clearance.

12.

If I own any RBC Mutual Funds in my 401(k), do I need to report them in PTA?

You are not required to report the RBC Common Stock Fund in your RBC Fidelity 401(k). However, if your RBC Fidelity 401(k) holds SMID (TMCIX) or you have elected to hold RBC Mutual Funds in an underlying account through your standard RBC Fidelity 401(k) the holdings are reportable in PTA.

To enter this account, please logon to PTA, select Accounts and add a new account: RBC Fidelity 401(k). Please use your employee ID # as the account number. If you are disclosing the Direct Brokerage Link, please use the account number associated with the account. This number can be found on your latest statement. Once you have added the account, please add the holdings information accordingly. Please contact the Compliance department if you need assistance.

13.

I opened a Schwab account and purchased a CD. Do I need to report the account in PTA?

The account needs to be reported in PTA, but no later than engaging in a covered investment that requires pre-clearance. The purchase of a CD does not require pre-clearance and you are not in violation of this Code.

**14.

Why do I need pre-approval to open a Futures or a Commodities Account?

RBC GAM-US is registered with the NFA and is subject to CFTC rules, which requires Access Persons to obtain pre-approval before opening a commodities or futures account. Commodities or Futures accounts are generally maintained with R.J. O’Brien and OptionsXpress.

TRADING RULES

15.

Why do I need pre-clearance or pre-approval when trading, and when is it necessary?

Our Code of Ethics requires pre-clearance in those securities in which we would be most likely to invest for our clients, such as stocks, stock options, and debt securities such as corporate bonds, convertibles and municipals.

16.

Do I need pre-clearance if my account is managed by a Third Party Managed account?

If your account is managed by a Third Party Money Manager and has been pre-approved by Compliance, it is not necessary to pre-clear trades as all activity in the account occurs at the discretion of the Third Party Money Manager only. You will need to arrange to have duplicate statements and confirms sent to the Compliance department.

17.

Why is there a black-out period?

Black-out periods restrict Covered Account trading when client securities trades are being placed. Black- out periods are used to prohibit personal trading at the same time a client trading occurs to prevent personnel from trading ahead of clients or allocating trades in a manner that could defraud clients or raise any conflicts of interest.

18.

What is a “de minimis” exemption?

A “de minimis” exemption applies to personal trading in the stock of a large capitalized company where an employee transaction (or aggregate transactions) are not going to be significant enough to make any market impact. “De minimis” exemptions are generally not available to Access Persons that qualify as Investment Professionals.

19.

What if an Investment Professional obtains approval through PTA to execute a trade in a security that is subsequently traded in a Client portfolio within the black-out period?

This scenario would be considered on a case-by-case scenario but would ordinarily be a violation of the Code that would require corrective measures. An optimal resolution of the incident after settlement date may conclude that the violation qualified as an extraordinary exemption. This could occur if the individual proves that they had no prior knowledge of the Client trade and that their role would not have provided them with earlier investment information related to the security (i.e. the individual worked exclusively on another Client strategy). However, the Investment Professional would still receive a disciplinary memo that may create larger ramifications if the Investment Professional had received earlier, or receives later, Code violations. The revised Code (effective August 1, 2012) allows for mutual fund trading in RBC GAM-US sub-advised funds to make it more appropriate for the Investment Professional to invest directly in the mutual fund rather than the underlying securities in the strategy if he or she is interested in “eating their own cooking”.

20.

What do I need to do if I want to participate or make a subsequent investment in a Private Placement, Limited Partnership, Hedge Fund or REIT?

Private Placements, Limited Partnerships, Hedge Funds or REITS are subject to advance review and approval by the Compliance Department. Please complete and submit the Private Placement Pre-Approval Form found under the Disclosures in PTA. Copies of the offering documents and subscription agreements will also be required.

21.

Can I buy shares of an Initial Public Offering? If not, why?

No, participation in an Initial Public Offering is prohibited. These types of transactions represent the same type of investment opportunities that may be considered on behalf of our clients. Furthermore, certain personnel may also be securities registered with an affiliate broker-dealer. Participating in IPOs as an affiliated person is prohibited under FINRA rules. Please note, this applies to spouses, children and immediate family members sharing the same household and other types of accounts in which any of them has an interest or beneficial ownership.

22.

Can I buy securities on the Watch List or on the Restricted List? If not, why?

It may be possible to purchase or sell a security on the Watch List. However, you must request pre- clearance and fulfill the reporting requirements of the Code of Ethics.

Purchase and sell transactions of a security on the Restricted List are prohibited due to the fact that client transactions are being contemplated or pending, and the interests of our clients must be protected.

23.

Can I buy shares of Royal Bank of Canada (RY)?

Yes, you can purchase RY in a personal investment account after obtaining pre-clearance approval through PTA. In your RBC 401(k), you can purchase shares of the RBC Common Stock Fund without transaction pre-approval.

24.

Can I buy shares of RBC Mutual Funds?

Yes, you can buy shares of RBC Funds and other open-ended funds that are sub-advised by RBC GAM- US. These transactions do not require pre-approval but are subject to the reporting requirements of the Code of Ethics. Please note this also includes transactions of RBC Mutual Funds within the RBC Fidelity 401(k) with Brokerage Link account.

25.

Do I need to report RBC Mutual Funds?

Yes, RBC Mutual Funds must be reported on PTA as soon as an account is established. Trading pre- clearance is not required. Please note this also includes transactions of RBC Mutual Funds within the RBC Fidelity 401(k) with Brokerage Link account. RBC Money Market Funds do not require reporting.

26.

When do you pre-clear an option trade?

Option trading requires pre-clearance when you engage in an opening and closing options transaction as well as when you exercise an option.

27.

Does the short-term trading restriction apply to option trading?

Yes. The purchase and sale of option contracts may not be used to circumvent this restriction.

28.

If I hold an option contract and I want to exercise the option, must I pre-clear the exercise through PTA?

Yes. They are considered two separate transactions that would require two separate pre-clearance requests in PTA.

29.

I requested and received pre-clearance on a limit order, how long is pre-clearance good for?

Pre-clearance is approved until the end of the next business day. For example, you receive pre-clearance at 10 am on Thursday; the pre-clearance is approved until end of day Friday.

CODE REPORTING REQUIREMENTS

30.

Why do I have to complete so many certifications upon hiring?

There is a large amount of information to be shared with every new hire. We have a regulatory requirement to provide adequate training related to the Code of Ethics and to maintain records to substantiate these efforts.

31.

What are my quarterly and annual obligations?

On an ongoing basis, you will be prompted to certify your understanding and compliance with reporting requirements of the Code on a quarterly basis. Reporting through PTA to confirm your Covered Accounts and Covered Investments is completed on an annual basis. The annual certification is an important regulatory requirement.

In addition, an annual requirement requires you to update your current holdings. For example, if you continuously added shares to a mutual fund position, you would update the total # of shares on an annual basis and not necessarily on a transaction basis.

32.

Why do you review my trade activity?

Investment advisers and their personnel face conflicts of interest when trading in securities for their own accounts because of their intimate knowledge of their clients’ securities transactions, and in some cases, because they have investment discretion to affect trades on behalf of their clients. In several SEC enforcement actions involving personal trading, advisers profited from “front-running” client trades. Other cases have involved advisory personnel profiting unfairly through short-term trading in funds they managed, or alerting friends to do likewise.

To prevent the personal securities trading of advisers’ personnel from harming clients, each adviser’s Code of Ethics typically requires Access Persons to report trading activity for review by supervisory personnel to confirm compliance with the Code on an ongoing basis.

ESCALATION

33.

What is a violation of the Code of Ethics?

A violation of the Code of Ethics typically seems to involve unauthorized trading (trading without obtaining pre-clearance, trading without obtaining pre-clearance during a black-out period), short-term trading, the purchase of an initial public offering or restricted security, or the maintenance of an investment account that is not disclosed to the Firm.

34.

Who cares if there is a violation of the Code of Ethics?

In a nutshell, Senior Management and each of our prospective and current Clients each care about violations of the Code. Code of Ethics violations are reported quarterly to certain of our existing client boards, and on an ongoing basis to prospective clients in Requests for Proposal. Our Code of Ethics and our collective efforts to comply with our Code of Ethics is a fundamental industry standard that measure our Firm’s integrity and commitment to the protection of our clients’ best interests.

35.

What are the repercussions of a violation of the Code of Ethics?

Each violation of the Code of Ethics is considered in relation to the facts and circumstances to determine the materiality of a particular violation. If a violation is deemed not material, it may result in the administration of a disciplinary memo, additional training to the Access Person, or a process improvement related to administration of the Code of Ethics. Subsequent violations or a violation deemed material, will result in more severe repercussions, including but not limited to, a salary reduction or monetary fine, disgorgement of profits, role repositioning, addition training, a personal trading suspension, suspension and/or termination.